Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of German American Bancorp, Inc. on Form S-3 for the 8% Redeemable Debentures of our report dated February 28, 2009 with respect to the consolidated financial statements of German American Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the prospectus

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Louisville, Kentucky

February 28,2009